                                                                    Exhibit 10.2

                       EXCLUSIVE PATENT LICENSE AGREEMENT
                                     BETWEEN
                        BIOMIMETIC PHARMACEUTICALS, INC.
                                       AND
                               ZYMOGENETICS, INC.

     This Exclusive Patent License Agreement (the "Agreement") is made on March
28, 2001 ("Effective Date") between BioMimetic Pharmaceuticals, Inc.
("Licensee") a Tennessee corporation having a principal place of business at
6015 Saddleview Dr., Franklin, Tennessee 37067, and ZymoGenetics, Inc.
("Licensor") a Washington corporation having a principal place of business at
1201 Eastlake Avenue East, Seattle, Washington 98102.

                                   WITNESSETH

     WHEREAS, Licensor owns the "Licensed Patent Rights", as hereinafter defined;

     WHEREAS, Licensee desires to obtain an exclusive worldwide license for the
Licensed Patent Rights in the Field of Use in accordance with the terms of this
Agreement;

     WHEREAS, Licensor is willing to grant an exclusive worldwide license for the Licensed Patent Rights in the Field of Use to Licensee on the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed by the parties as follows;

                                 1. DEFINITIONS

l.1 Affiliate, means any company, corporation, business or entity controlled by, controlling, or under common control with either Licensee or Licensor, "Control"
means direct or indirect beneficial ownership of at least fifty percent (50%)
interest in the voting stock (or the equivalent) of such corporation or other business or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent).

1.2 Biologically Active Substance means any product other than Licensed Product which has intrinsic biological or cell stimulatory activity related to the presence of growth factors, such as insulin-like growth factors (e.g., IGF-I,
IGF-I etc), transforming growth factor family (e.g. TGF-beta, etc), epidermal growth factor (EGF), fibroblast growth factors (aFGF, bFGF, etc), keratinocyte growth factor (KGF), growth factor like proteins or morphogens. Such product will not include substances or compounds whose primary function is to act as a vehicle for the delivery of PDGF (eg. synthetic bone powder such as hydroxyapatitcs, natural bone powder at bone matrix fibrin glue, collagen, gelatin, or synthetic polymers such as polylatides or polyglycolides).

1.3 Bundled Product means a Licensed Product sold or bundled together with other products.

1.4 Combination Product means a Licensed Product which includes one or more
Biologically Active Substance(s) to achieve the desired therapeutic response.

1.5 Field of Use means the treatment of peridontal disease and/or the repair, restoration and reconstruction of cranio-maxillofacial osseous defects.

l.6 First Commercial Sale means the first sale of any Licensed Product by
Licensee following approval by the appropriate governmental agency.

1.7 Improvement means any modification, alteration, enhancement or improvement to Licensed Patents that licensee shall own or control solely or as joint owner with Licensor, with such ownership or control determined by the U.S. laws of inventorship.

1.8 Licensed Patents means: (a) the patents and the patent applications, short particulars of which are set out in Exhibit A (attached hereto and made part of this Agreement); and (b) any patents and patent applications of Licensor arising from the patent families listed in Exhibit A to the extent any Valid Claim of these patents or patent applications would, in the absence of the licenses contemplated hereunder, bar the use or exploitation within the Field of Use of a product developed by or for Licensee pursuant to this Agreement (treating for this purpose any Valid Claim in pending applications as if they had been issued), and (c) all patents issued or hereafter issuing therefrom throughout the world, whether national or regional, and including any divisions, renewals, reexaminations, continuation, continuations-in-part, extensions or reissues thereof, and any supplementary protection certificates. Exhibit A will be updated on at least an annual basis.

1.9 Licensed Patent Rights means all rights within the Field of Use under the
Licensed Patents.

1.10 Licensed Product(s) means: (a) any product or part thereof which is covered by any Licensed Patents; or (b) any product developed through the use of a process which is covered by the Licensed Patents.

1.ll Net Sales in major market countries, defined as North America (U.S.,
Canada, Mexico), the EU, Scandinavia, Oceania (Australia and New Zealand), China
and Japan, means the amounts invoiced by Licensee or its Affiliates or its
Sublicensees during the Term of this Agreement for the sale of Licensed Products to bona fide independent third parties in such major market countries, less to the extent included in such amount: (i) normal and customary rebates, and cash and trade discounts, actually taken; (ii) sales, use and/or other excise taxes, custom duties or other governmental charges (other than taxes imposed on or measured by net income) actually paid in connection with sales of Licensed products; (iii) the cost of any bulk packages and packing, prepaid freight charges and insurance; (iv) amounts actually allowed or credited due to return paid; **. In the case of (i) and (iv), such amounts shall be deductible only to the extent the same are separately identified on the invoiced to the customer or other documentation maintained in the ordinary course of business.

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

Net sales in minor market countries, defined as countries other than the major market countries, means ** less to the extent included in such amount: (i)
normal and customary rebates, and cash and trade discounts, actually taken; (ii)
sales, use and/or other excise taxes, custom duties or other governmental charges (other than taxes imposed on or measured by net income) actually paid in connection with sales of Licensed Products; (iii) the cost of any bulk packages and packing, prepaid freight charges and insurance; (iv) amounts actually allowed, or credited due to returns paid; **. In the case of (i) and (iv), such amounts shall be deductible only to the extent the same are separately identified on the invoice to the customer or other documentation maintained in the ordinary course of business.

1.12 Single Agent Product means a Licensed Product which contains no additional
Biologically Active Substance(s) to achieve the desired therapeutic response.

1.13 Sublicensee means any non-Affiliate to whom Licensee grants a sublicense of some or all of the rights granted to licensee under this Agreement. As used in this Agreement, "Sublicensee" shall also include a third party to whom Licensee has granted the right to distribute a Licensed Product.

1.14 Territory means worldwide.

1.15 Valid Claim means with respect to the Licensed Patents (i) a claim of a pending patent application; or (ii) a claim of an issued patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction, or an administrative agency from which no appeal has been taken after ninety (90) days.

1.16 PDGF means Platelet Derived Growth Factor.

                                    2. GRANT

2.1 Exclusive License. Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, upon the terms and conditions herein specified, a sole and exclusive license under the Licensed Patent Rights in the Territory, and in the Field of Use to develop, make, have made, import, have imported, use, offer to sell, sell, and otherwise commercialize Licensed Product(s).

2.2 Sublicenses. Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, upon the terms and conditions herein specified the right to grant sublicenses under the Licensed Patent Rights to the extent necessary to develop, make, have made, import, have imported, use, offer for sale, sell and otherwise commercialize Licensed Products; provided, within ten (10) days of the date such sublicense is executed, Licensee shall provide Licensor with at least the following information with respect to each such Sublicensee: (i) the identity of the Sublicensee; (ii) a description of the Licensed Product, and the rights being granted to the Sublicensee; and (iii) the territory in which the
Licensed Product will be sold by Sublicensee. Each Sublicense granted by
Licensee shall be consistent with all the terms and conditions of this
Agreement, and Licensee shall remain responsible to Licensor for the compliance of each such Sublicensee with the financial and other obligations under this
Agreement.

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

                                        3

2.3 Due Diligence Milestones. Licensee shall proceed diligently with the development of Licensed Products. Licensee shall be deemed to satisfy the foregoing obligation if Licensee achieves the following milestones within the time frame indicated:

     (a) Within eighteen (18) months from Effective Date, Licensee shall file an
Investigational New Drug Application ("IND") or its equivalent for a Licensed
Product; and

     (b) Within fifty four (54) months from the Effective Date, Licensee shall file a Biologics License Application ("BLA") or its equivalent for a Licensed
Product.

     (c) Licensee agrees: (i) to exert all continuing reasonably diligent efforts to register one or more Licensed Products for commercial sale for administration in humans in the Field of Use throughout the Territory and; (ii)
to promote and market the Licensed Product(s) in such areas with all continuing reasonable commercial efforts so that the sales thereof may be maximized.

     A milestone shall be deemed to be achieved by Licensee if achieved by any
Sublicensee or Affiliate of Licensee.

2.4 Extensions. If Licensee anticipates it will fail to achieve the milestone provided in 2.3(a) above, Licensee will provide written notice of such failure to Licensor at least thirty (30) days prior to the end of the diligence period.
Upon receipt of such notice by Licensor, Licensee will be entitled to a maximum of ** extensions in exchange for payment to Licensor of ** per extension, with such payment being made by Licensee to Licensor within thirty (30) days of failing to achieve any such milestone. If Licensee anticipates it will fail to achieve the milestone provided in 2.3(b) above, Licensee will provide written notice of such failure to Licensor at least thirty (30) days prior to the end of the diligence period. Upon receipt of such notice by Licensor, Licensor, in its sole discretion, may provide Licensee a ** extension for a fee to be agreed upon in good faith between Licensor and Licensee. If the milestones are not met within the periods provided and an extension has not been obtained pursuant to this Section 2.4, Licensor may, at its sole discretion, terminate this Agreement or render the License granted in Section 2.1 nonexclusive.

                             3. TERM AND TERMINATION

3.1 Term. The term of this Agreement shall be for a period beginning with the
Effective Date and extending, on a country by country basis, until the expiration of the last to expire Valid Claim that covers a Licensed Product in that country. Licensee's obligation to pay royalties shall expire on a country by country basis.

                                        4

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

3.2  Termination.

     (1) Except as described in Section 2.4, in the event that Licensee commits any material breach of this Agreement, unless this Agreement provides a different remedy, the Licensor at its option, may terminate this Agreement by giving the breaching party written notice of its election to terminate as of a stated date, not less than ** from such stated termination date. Such notice shall state the nature of the defaults claimed by the non-breaching party. The breaching party during said ** period may cure any default stated in said notice, and if such default is cured, or, if such default will take longer than
** to cure and the breaching party is diligently pursuing such cure, Licensor may at its sole discretion on a case-by-case basis allow or not allow a reasonable extension of the cure period and this Agreement shall continue in full force and effect as if such notice had not been given.

     (2) In the event either party shall become insolvent or shall cease business, or shall file a voluntary petition or an answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of a substantial part of its property, at the option of the other party, this Agreement shall immediately terminate effective as of a date ten(10) days following written notice by the party intending to terminate.

3.3 Effect of Termination. If this Agreement is terminated prior to its expiration, upon such termination Licensee shall cease all production and sale of Licensed Products except for the production and sale of Licenced Products on which production is completed prior to the notice of such termination. Licensee may continue to sell such Licensed Products for up to ** after such notice and shall pay to Licensor any royalties, milestones or sublicense fees that may accrue on such sales.

3.4 Survivability. Articles 1, 6, 7, 9, 10 and 11, and Sections 3.3, 3.4, and,
with respect to amounts accruing prior to expiration or termination, Sections
4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8 and 4.9 hereof shall survive termination or expiration of this Agreement.

                              4. FEES AND ROYALTIES

4.1 License Issue Fees. Upon execution of this Agreement, Licensee will pay
Licensor the sum of **, in exchange for the rights granted to Licensee under this Agreement.

4.2 Royalties. Licensee, in exchange for the rights granted to Licensee under this Agreement, shall also pay or cause to be paid to Licensor royalties at the rates and in accordance with the terms below:

     (a) Licensee shall pay royalties to Licensor equal to ** of Net Sales in major market countries and Net Sales in minor market countries of all Single
Agent Products.

                                        5

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

     (b) Licensee shall pay royalties to Licensor equal to ** of Net Sales in major market countries and Net Sales in minor market countries of all
Combination Products.

4.3 Minimum Royalties. Licensee will provide written notice to Licensor within thirty (30) days of making the First Commercial Sale of each Licensed Product.
In the first full calendar year of sales following the First Commercial Sale of a Licensed Product, the royalties payable by Licensee to Licensor pursuant to
Section 4.2 shall not be less than **. In the second full calendar year following the First Commercial Sale of a Licensed Product, the royalties payable by Licensee to Licensor pursuant to Section 4.2 shall not be less than **. In the third full calendar year following the First Commercial Sale of a Licensed
Product, the royalties payable by Licensee to Licensor pursuant to Section 4.2 shall not be less than **.

4.4 Bundled Products. In the event that a Licensed Product is sold as part of a
Bundled Product the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Bundled Product by the fraction, A/(A+B) where A is the average sale price of the Licensed Product when sold separately in finished form, provided A is sold thusly, and B is the average sale price of the other product(s) in the
Bundled Product sold separately in finished form.

In the event the Licensed Product is sold separately in finished form, Licensor and Licensee will mutually agree on a value for the average sale price of the
Licensed Product if it were to be sold separately in finished form and that average sale price will be incorporated into the calculation above.

4.5 Minimum Milestone Payments. Licensee shall provide Licensor written notice within thirty (30) days of the achievement of each of the milestone events set forth below, whether achieved by the Licensee, Affiliate or Sublicensee. All such milestone events will be subject to the corresponding Due Diligence
Milestone clause(s) in Section 2.3. With each such notice, Licensee shall pay to
Licensor the corresponding amount set forth below:

                                 MILESTONE                              AMOUNT
                                 ---------                              ------
1. IND approval or equivalent foreign filing for a Licensed
      Product and;                                                            **
2. The later of 18 months from IND or equivalent                              **
      foreign approval for a Licensed Product, or date
      of Initiation of Phase III or pivotal clinical trials, as
      "Phase III" is defined by Title 21: Chapter 1-Food and Drug
      Administration, Department of Health and Human Services for
      a Licensed Product and;
3. The later of 24 months from IND or equivalent foreign                      **
      approval or date of filing of a BLA for a Licensed
      Product and;
4. First marketing approval for a Licensed Product.                           **

                                        6

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

4.6 Sales Bonus Payment. No later than April 1 of the year following the first
(but only the first) calendar year in which worldwide annual Net Sales of
Licensed Products by Licensee, Affiliate or Sublicensee exceeds **, Licensee will pay a Sales Bonus to Licensor of **.

4.7 Sublicense Fees. Licensee agrees to pay to Licensor sublicense fees as follows:

     (1) ** of any license fees and milestone payments (but excluding royalty payments) paid to Licensee by any Sublicensee minus the corresponding minimum license fee or milestone payment previously paid to Licensor by Licensee, if any, for Licensed Products if the sublicense is for a Single Agent Products and such sublicense is entered prior to the initiation of a Phase II Clinical Trial.

     (2) ** of any license fees and milestone payments (but excluding royalty payments) paid to Licensee by any Sublicensee minus the corresponding minimum license fee or milestone payment previously paid to Licensor by Licensee, if any, if the sublicense involves only a Combination Product(s) and such sublicense is entered prior to the initiation of a Phase II Clinical Trial.

     (3) ** of any license fees and milestone payments (but excluding royalty payments) paid to Licensee by any Sublicensee minus the corresponding minimum license fee or milestone payment previously paid to Licensor by Licensee, if any, if the sublicense involves only a Single Agent Product(s) and such sublicense is entered after the initiation of a Phase II Clinical Trial.

     (4) ** of any license fees and milestone payments (but excluding royalties)
paid to Licensee by any Sublicensee minus the corresponding minimum license fee or milestone payment previously paid to Licensor by Licensee, if any, if the sublicense involves only a Combination Product(s) and such sublicense is entered after the initiation of a Phase II Clinical Trial.

4.8 Schedule and Form of Payment/Taxes. Licensee shall pay royalties and sublicense fees, if any, on a quarterly basis commencing on the date of First
Sale of a Licensed Product and payments shall be due and payable with the reports required by this Section 4.6 forty five (45) days following the close of the relevant calendar quarterly period. Each such payment shall be accompanied by a report for the period covered showing total number or volume of Licensed
Products sold and identified as Net Sales on a country by country basis, the exchange rate used to convert any payments into U.S. dollars, and total royalties due. All amounts payable to Licensor hereunder shall be payable in
United States funds. Licensee shall be responsible for the payment of all withholding taxes imposed by any country on any royalty payable to Licensor hereunder and shall withhold such taxes from the amounts payable to Licensor hereunder. Notwithstanding the foregoing, if the law of any foreign country prevents any payment payable to Licensor hereunder to be made in the United
States of America or prevents any such payment to be made in United States dollars, Licensor agrees to accept such royalty in form and place as permitted, including deposits by Licensee in the applicable

                                        7

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

foreign currency in a local bank or banks in such country designated by
Licensee. If any currency conversion is required in connection with any payment to Licensor hereunder such conversion shall be made at the buying rate for the transfer of such other currency as quoted by Citicorp Bank (New York), or its successor, on the last business day of the applicable accounting period, in the case of any payment payable with respect to a specified quarterly period.

4.9 Records. Licensee shall maintain complete and accurate records sufficient to enable accurate calculation of royalties due Licensor under this Agreement. Once a calendar year, Licensor shall have the right to select a certified public accountant acceptable to Licensee to inspect, on not less than fifteen (15) days prior written notice and during regular business hours, the records of Licensee necessary to verify Licensee's statement and royalty payments due pursuant to this Agreement. Licensee agrees to cooperate and provide reasonable access to the books, records and premises of Licensee; provided, however, that such access shall be limited to those books and records necessary to verify the accuracy of the payment made by Licensee to Licensor pursuant to this Agreement. The entire cost for such inspection shall be borne by Licensor unless there is a discrepancy of greater than, or equal to, ten percent (10%) in Licensee's favor in which case Licensee shall bear the entire cost of the inspection and audit.
Records shall be preserved by Licensee for three (3) years for inspection by
Licensor.

                 5. PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

5.1 Right to Prosecute and Maintain Licensed Patents. During the term hereof,
Licensor shall, at its own cost and expense, file, prosecute and maintain all patents and patent applications as set forth in Exhibit A, and shall maintain the Licensed Patents to keep the same in full force and effect, except as otherwise provided herein. Licensee shall render Licensor such assistance as the latter may reasonably require to comply with said obligations. Licensor shall retain the right to abandon patent applications in order to advance prosecution of Licensed Patents. In any other event, however, if Licensor should wish to finally abandon any one or more of the Licensed Patents or cease the maintenance thereof, Licensor shall notify Licensee not less than sixty (60) days prior to any action required to preserve such Licensed Patents, and shall offer Licensee a right to prosecute and maintain such Licensed Patents. Licensee shall notify
Licensor within sixty (60) days of receipt of Licensor's notification of
Licensee's intent to assume such prosecution and maintenance rights that
Licensor wishes to abandon or cease maintaining. Licensee shall thereafter have the right, but not the obligation, to pursue the prosecution and maintenance of such Licensed Patents at Licensees sole expense, and Licensor shall provide such assistance and execute such documents as are necessary to assist Licensee in such prosecution and maintenance. Licensee shall thereafter assume all costs and expenses related to such assigned Licensed Patents, and such costs and expenses may be deducted from royalty or milestone payments due payable by Licensee to
Licensor pursuant to this Agreement.

5.2 Assistance and Communication. Licensor shall have exclusive control over the prosecution of the Licensed Patents before all national and international patent offices. Licensee shall cooperate with Licensor and shall render all reasonable assistance to Licensor in preparing, filing and prosecuting Licensed Patents relating to the Field of

                                       8

Use. Licensor agrees to provide Licensee with copies of all correspondence to and from the U.S. Patent and Trademark Office and other national and international patent offices.

                         6. PATENT MARKINGS AND EXPORT

6.3 Marking. Licensee shall comply with all applicable United States and foreign statutes related to the marking of Licensed Products and their packaging with patent pending, patent number(s), or other intellectual property notices and legends required to maintain the Licensed Patent Rights.

6.4 Export. Licensee shall be solely responsible for obtaining all licenses, permits or authorizations required from the U.S. and any other government for export or reexport of Licensed Products. Licensor agrees to provide Licensee with such assistance as it may reasonably request in obtaining such licenses, permits or authorization at Licensee's expense.

                               7. CONFIDENTIALITY

7.1 Confidential Information. It may be necessary for one party to disclose to the other party certain confidential or proprietary information. "Confidential
Information" means information related to the business of Licensee or to the business of Licensor and includes, without limitation, information exchanged by the parties in anticipation of this Agreement, all tangible and intangible information relating to scientific data, analyses and projections; intellectual property, trade secrets, know how, products and product candidates, business, strategies, operations, systems, software, ideas, financial information, contracts, business documents, and business records together with analysis, compilations, studies and other documents, in whatever form furnished, prepared or stored, whether prepared by a party, its representatives or others, which are based upon, incorporate or otherwise reflect such information. During the term of this Agreement and for ** thereafter, the party receiving Confidential
Information of the other party agrees not to disclose such Confidential
Information and not to use it for any purposes except those specifically allowed in this Agreement. Confidential Information shall not include information which:

     (1) is now in the public domain or which becomes generally available to the public through no fault of the receiving party;

     (2) is already known to, or in the possession of, the receiving party prior to disclosure by the disclosing party as can be demonstrated by written evidence;

     (3) is disclosed on a non-confidential basis to the receiving party by a third party having the right to make such a disclosure;

     (4) is independently developed by the receiving party (by activity not associated with the Licensed Patent Rights) as can be demonstrated by written evidence; or

     (5) is required to be disclosed by order of any court or governmental or regulatory authority, but only after notification to the providing party by the receiving party of such requirement

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

                                       9

in order to allow the providing party to seek protection for the providing party's Confidential information from such court or governmental or regulatory authority.

8. INTERFERENCE, OPPOSITION AND ENFORCEMENT

8.1 Interference. In the event an interference is declared by the U.S. Patent and Trademark Office involving one or more of the Licensed Patents, then
Licensor shall promptly notify Licensee in writing. Licensor shall have exclusive control over the conduct of interference. At Licensor's sole discretion and expense, Licensee shall assist Licensor and cooperate in any such interference upon Licensor's request. In the event that there is an interference declared involving one or more of the Licensed Patents, the obligation of
Licensee to pay royalties under the Licensed Patent Rights shall continue unabated.

8.2 Opposition. In the event that one or more Licensed Patents are subject to an opposition proceeding, then Licensor shall promptly notify Licensee in writing.
Licensor shall have exclusive control over the conduct of the opposition. At
Licensor's sole discretion and expense, Licensee shall assist Licensor and cooperate in any such opposition upon Licensor's request. In the event that there is an opposition involving one or more of the Licensed Patents, the obligation of licensee to pay royalties under the Licensed Patent Rights shall continue unabated.

8.3 Enforcement. In the event that Licensee becomes aware of any infringement by a third party of any of the Licensed Patent Rights, Licensee shall promptly notify Licensor in writing (including evidence establishing a prima facie case of infringement by such third party). If Licensor or its partner take action against an infringer then the obligation of Licensee to pay royalties under the licensed Patent Rights shall continue unabated. Licensee acknowledges that a discontinuation of such third party infringement or initiation of suit against such third party infringer may be accomplished by Licensor or its partner. If
Licensor and its partner decline to take action against an infringer in the
Field of Use then the royalties payable to Licensor by Licensee pursuant to this
Agreement shall be reduced by ** in the territory where such infringement is taking place and such reduction in royalties shall remain in effect so long as the infringement continues to take place in that territory without action being taken by Licensor or its partner. Licensor (or its partner conducting such suit under Section 8.3, above), shall have exclusive control over the conduct of any enforcement action. Licensee shall assist Licensor (or its partner) and cooperate upon request in any such litigation. All expenses incurred by
Licensee, including legal fees, resulting from requested assistance to Licensor shall be paid by the Licensor within 30 days of receipt of a written invoice from Licensee. Any recovery as a result of any litigation or settlement thereof shall be the property of Licensor or its partner.

8.4 Declaratory Judgment Action. In the event a third party brings an action to obtain a declaration of patent invalidity against Licensor and one or more
Licensed Patents, Licensor shall have the sole right to defend such action at its own cost and expense, and to control any ensuing litigation.

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

                                       10

9. REPRESENTATIONS AND WARRANTIES

9.1. Representations, Warranties and Covenants of Licensee. Licensee represents and warrants to and covenants with Licensor that:

     (a) Licensee is a corporation duly organized, validly existing and in corporate good standing under the laws of Tennessee; and

     (b) Licensee has the corporate and legal right, title, authority and power to enter into this Agreement; and

     (c) Licensee has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

     (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Licensee, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity
     (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

     (e) the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

     (f) Licensee will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would prevent Licensee from meeting its obligations or adversely impact Licensor's rights under this Agreement; and

     (g) Licensee will comply with all applicable laws, regulations and guidelines in connection with the performance of Licensee's obligations pursuant to this Agreement, including but not limited to all applicable product safety, product testing, product labeling, package marking and product advertising laws and regulations and the regulations of the United
     States and any other relevant nation concerning any export or other transfer of technology, services or products.

9.2. Representations, Warranties and Covenants of Licensor. Licensor represents and warrants to and covenants with Licensee that:

     (a) Licensor is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Washington; and

     (b) Licensor has the corporate and legal right, title, authority and power to enter into this Agreement; and

                                       11

     (c) Licensor has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

     (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Licensor enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity
     (regardless of whether such enforceability is considered in a proceeding in equity or, at law); and

     (e) the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

     (f) Licensor will not after the Effective Date enter into any agreements, contracts or other arrangements that would prevent Licensor from meeting its obligations or adversely impact LICENSEE'S rights under this Agreement;
     and

     (g) Licensor will comply with all applicable laws, regulations and guidelines in connection with the performance of Licensor's obligations pursuant to this Agreement, including but not limited to all applicable product safety, product testing, product labeling, package marking and product advertising laws and regulations and the regulations of the United
     States and any other relevant nation concerning any export or other transfer of technology, services or products.

9.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS
AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE LICENSED PATENT
RIGHTS, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY
DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND
NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

9.4 Limited Liability. EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL
MISCONDUCT, NEITHER LICENSEE NOR LICENSOR WILL BE LIABLE WITH RESPECT TO ANY
MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT
LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY PUNITIVE, EXEMPLARY,
INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT
OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

                                       12

                               10. INDEMNIFICATION

10.1. Personal Injury or Property Damage. Licensee and Sublicensee(s) shall indemnify and hold Licensor harmless from and against any and all claims, judgments, costs, awards, expenses (including, but not limited to, any attorney's fees) or liability of any kind arising out of personal injury or property damage caused or alleged to be caused by a Licensed Product. In addition, Licensee and Sublicensee(s) shall assume all obligations for warranties and product liability claims that accompany or result from the sale or use of a Licensed Product; and shall indemnify and hold Licensor harmless from and against any and all claims, judgments, costs, awards, expenses
(including, but not limited to, any attorney's fees) or liability of any kind arising from customers and relating to such warranty obligations or product liability claims, Licensee's or Sublicensee's obligation to indemnify Licensor under this Section 10.1 shall not apply in case of gross negligence or willful misconduct by Licensor.

10.2. Patent Infringement. Licensee shall indemnify and hold Licensor harmless from and against any and all claims, judgments, costs, awards, expenses
(including, but not limited to, any attorney's fees) or liability of any kind arising out of or connected with the actual or alleged infringement of any patent or other proprietary right of third parties by reason of Licensee's, or
Sublicensee's having made, importation, use, sale or having sold of any Licensed
Product, provided, however, that in the event a suit, claim or action is brought against Licensee or Sublicensee(s) by a third party, Licensor shall render all reasonable assistance to Licensee upon request of Licensee, at Licensee's cost and expense in connection therewith. Licensee's obligation to indemnify Licensor under this Section 10.2 shall not apply in case of gross negligence or willful misconduct by Licensor.

10.3. Insurance. Licensee shall maintain and cause its Sublicensee's to maintain appropriate product liability insurance with respect to development, manufacture and sale of Licensed Products by Licensee and its Sublicensees in such amount as
Licensee customarily maintains with respect to sales of its other products.
Licensee shall maintain and cause its Sublicensees to maintain such insurance for so long as it continues to manufacture or sell Licensed Products, and thereafter for so long as Licensee customarily maintains insurance with respect to sales of its other products.

10.4. Survival. The obligations of this Section 10 shall survive the expiry or termination, for whatever reason, of this Agreement.

                                11. IMPROVEMENTS

11.1 Ownership of Improvements. Any Improvement made or otherwise developed by
Licensee solely shall be solely owned by Licensee. Any Improvement made or otherwise developed jointly by Licensee and Licensor shall be owned by Licensor and Licenses according to the patent laws of the United States. If patentable,
Improvements, whether made by Licensee solely or Licensee and Licensor jointly, shall be protected by filing patent applications, prepared by the party or parties in its or their own name, as the case may be, that made or developed such Improvement. Any jointly owned Improvement shall be included within the
Licensed Patent Rights.

                                       13

11.2 Improvements Excluded. Any improvement to the Licensed Patent Rights or to the Licensed Product that Licensor owns totally or partially, in combination with any third party, but not with Licensee, or in which Licensor obtains a total or partial interest, in combination with any third party, but not with
Licensee, whether or not patentable, shall not be an improvement or included within the Licensed Patents Rights for purposes of this Agreement.

11.2 Notice. Either party may generate Improvements without approval from or prior notice to the other party, but shall promptly thereafter notify the other party of such Improvements.

                             12. GENERAL PROVISIONS

12.1 Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall either be conformed to the extent necessary to comply with applicable law or stricken if not so conformable, so as not to affect the validity of this
Agreement.

12.2 Notices. All notices, requests, demands, waivers, consents, approvals or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, faxed with receipt acknowledged (and with a confirmation copy also sent by first class mail, return receipt requested), delivered by a recognized commercial courier service with receipt acknowledged, or mailed by registered or certified mail return receipt requested, postage prepaid, as follows:

If to Licensor:   BioMimetic Pharmaceuticals, Inc.
                  6015 Saddleview Dr.,
                  Franklin, TN 37067
                  Attention: President and CEO

With a copy to:   BioMimetic Pharmaceuticals, Inc.
                  6015 Saddleview Dr.,
                  Franklin, TN 37067
                  Attention: Legal Department

If to ZGI:        ZymoGenetics, Inc.
                  1201 Eastlake Avenue East
                  Seattle, WA 98102
                  Attention: Business Development

With a copy to:   ZymoGenetics, Inc.
                  1201 Eastlake Avenue East
                  Seattle, WA 98102
                  Attention: Legal affairs Department

                                       14

or to such other addresses as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed effective (i) as of the date so delivered (either personally or by courier service) or faxed; or (ii) on the third (3rd) business day after the same has been mailed.

12.3 Force Majeure. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible. If the Force Majeure event persists for longer than twelve (12)
months, the other party shall have the right to terminate this Agreement.

12.4 Assignments. This Agreement may not be assigned by Licensee without the written prior consent of Licensor; provided that Licensee may assign this agreement to an acquirer of all or substantially all of its assets. This
Agreement shall inure to the benefit of and be binding on the parties' permitted assigns, and successors in interest. The parties hereto agree that each is acting as an independent contractor and not as an agent or partner of the other by virtue of this Agreement.

12.5 Waivers and Modifications. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release, or amendment or any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

12.6 Choice of Law and Jurisdiction. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of Washington without reference to its choice of law provisions.

12.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

                                       15

12.8 Recording and Further Assurances. Licensee may record this Agreement in each place necessary or convenient to perfect, protect or otherwise evidence
Licensee's rights hereunder. Each party agrees, promptly upon request, to execute such further documents as the other party may reasonably request for the purpose of making effective the rights of such party under this Agreement, at the sole expense of the party so requesting.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the
Effective Date.

BIOMIMETIC PHARMACEUTICALS, INC.           ZYMOGENETICS, INC.

By: /s/ Samuel E. Lynch                    By: /s/ Bruce L. A. Carter
    ------------------------------------       ---------------------------------
Name: Samuel E. Lynch                      Name: Bruce L. A. Carter Ph.D.
Its: President & chief Executive Officer   Its: President and CEO

                                       16

                                    EXHIBIT A

                              PDGF Licensed Patents

Granted Patents

Country   Patent No.        Issue Date    Comments
-------   ----------        ----------    --------
US        4,769,328         09/06/88
US        4,801,542         01/31/89
US        5,045,633         09/03/91
US        4,766,073         08/23/88
US        4,889,919         12/26/89
US        5,428,010         06/27/95
US        5,533,836         07/09/96
US        6,004,929         12/21/99
US        4,845,075         07/04/89
US        5,516,896         05/14/96
US        4,849,407         07/18/89
US        5,498,600         03/12/96
US        5,187,263         02/16/93
US        5,128,321         07/07/92
US        5,474,982         12/12/95
US        5,895,755         04/20/99
US        5,905,142         05/18/99
US        5,770,228         06/23/98
US        5,889,149         03/30/99
AU        638010            06/17/93
AU        641816            02/08/94
CA        1,340,846         12/07/99      Reissued Patent

EP        177957            01/07/93      Registered in AT, BE, CH, LI, DE,
                                          FR, GB, IT, NL, LU, SE

EP        487166            12/29/99      Registered in AT, BE, CH, LI, DE,
                                          FR, GB, IT, LI, LU, NL, SE

EP        259632            12/13/95      Registered in AT, BE, CH, LI, DE,

Country   Patent No.        Issue Date    Comments
-------   ----------        ----------    --------
                                          FR, GB, IT, LU, NL, SE

EP        547064            06/22/94      Registered in AT, BE, CH, DE,
                                          DK, ES, FR, GB, GR, IT, LI, LU,
                                          NL, SE
JP        2837407           10/09/98
JP        2127599           02/24/97
JP        2823690           09/04/98

Pending Applications

Country   Application No.   Filing Date   Comments
-------   ---------------   -----------   --------
JP        259632            12/13/95
CA        544,480           08/11/87
DK        87/4217           08/11/87
CA        2,087,969         07/22/91